Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vp and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

Income From Operations Up 17.4 Percent For the Quarter

MINNEAPOLIS, February 4, 2003 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq:CHRW), today reported financial results for the three months and twelve months ended December 31, 2002.

For the fourth quarter of 2002, gross profit increased 12.0 percent to $125.5 million from $112.1 million in 2001. Income from operations increased 17.4 percent to $39.4 million from $33.6 million in 2001. Net income increased 18.2 percent to $24.3 million from $20.6 million in 2001. Basic net income per share increased 20.8 percent to $0.29 from $0.24 per share in 2001. Diluted net income per share increased 16.7 percent to $0.28 from $0.24 per share in 2001. The results from the fourth quarter of 2002 include a previously disclosed $4.25 million charge with respect to a lawsuit settlement.

For 2002, gross profit increased 6.0 percent to $483.8 million from $456.6 million in 2001. Income from operations increased 16.6 percent to $156.6 million from $134.3 million in 2001. Net income increased 14.7 percent to $96.3 million from $84.0 million in 2001. Basic net income per share increased 14.0 percent to $1.14 from $1.00 per share in 2001. Diluted net income per share increased 14.3 percent to $1.12 from $0.98 per share in 2001. The results for the year 2002 include a previously disclosed $4.25 million charge with respect to a lawsuit settlement.

“We’re very pleased to have returned to double-digit gross profit growth this quarter, despite the continuing challenges of the economy,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “Our strong results reflect the successes our branch offices have had aggressively selling and marketing through this difficult period. In addition, we believe the normal seasonal tightness of the truckload capacity market benefited us as we gained additional spot market business. While there remains a lot of uncertainty in the operating environment, we’re hoping to maintain double-digit revenue growth in the coming year, and business activity in the month of January showed growth trends comparable to the fourth quarter of 2002. We’re confident that our long-term growth strategy, supported by our flexible, variable-cost business model, will put us in a strong competitive position for the future.”

For the fourth quarter, Transportation gross profit increased 12.3 percent. The increase in our truck transportation business of 12.3 percent was driven by volume growth in both truckload and less-than-truckload shipments. Gross profit per transaction in our truckload business declined due to rising costs of capacity. During the fourth quarter of 2002, we experienced tight truckload

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February 4, 2003

capacity in many North American markets, leading to less margin per load than a year ago. Growth in load volumes was driven by increased spot market freight opportunities, which is typical during periods of tight truck capacity as motor carriers find it difficult to cover all of their load commitments.

Our intermodal gross profit growth in the fourth quarter of 2002 was the result of increased volumes. Our growth in intermodal was driven by shippers’ focus on cost savings and our aggressive sales efforts to further penetrate the market. Gross profit per transaction in our third-party intermodal business was down slightly, due largely to the mix of freight.

Our air and ocean business combined declined 8.9 percent this quarter compared to the fourth quarter of 2001. In the fourth quarter of 2001, volumes for a few customers increased significantly due to their promotional activities. Those promotions did not occur in the fourth quarter of 2002, impacting our volume growth. Overall, we have added many new, smaller customers that have helped our international forwarding growth and will be important as our international business grows.

Miscellaneous transportation gross profit consists of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 16.9 percent in the fourth quarter was driven by an increase in both customs brokerage business and in transportation management fees.

For the fourth quarter of 2002, Sourcing gross profit increased 0.9 percent. We are experiencing a transition in the customer base of our Sourcing business, which is primarily the buying and selling of fresh fruits and vegetables. We continue to see increases in volume and gross profit with large retailers, offset by the trend of less volume with our traditional business with produce wholesalers.

Information Services is comprised entirely of our subsidiary, T-Chek Systems. For the fourth quarter of 2002, Information Services gross profit increased 28.2 percent, primarily due to significant transaction growth. Changes in industry pricing, including growth in transaction fees charged to truckstops, also contributed to gross profit growth.

Our consolidated headcount increased by 63 to 3,814 during the fourth quarter of 2002. Personnel expense, as a percentage of gross profit, decreased in the fourth quarter of 2002 compared to the fourth quarter of 2001. While our compensation system is largely variable cost, pay-for-performance, we do have some fixed personnel costs that have not grown as fast as gross profit growth.

For the quarter, selling, general, and administrative expenses were $26.2 million, an increase of 16.3 percent from $22.5 million in 2001. We recorded a charge of $4.25 million in the fourth quarter of 2002 related to a previously disclosed lawsuit settlement, covering the first of three wrongful death lawsuits stemming from an accident in 1999. Our insurance carriers settled the second of these lawsuits without a contribution from us. Amortization of certain intangible assets has been eliminated due to new accounting rules, which reduced amortization expense by $1.3

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million in the fourth quarter of 2002. Excluding the lawsuit charge and the amortization change, selling, general, and administrative expenses in the fourth quarter of 2002 increased 3.5 percent, but decreased as a percentage of gross profit. This was due to declines in communications costs and credit and finance expense, along with slower growth in travel and occupancy expenses. Absent any major acquisitions or unforeseen changes to our business or the environment we operate in, we believe our annual operating expenses, in relation to gross profit, are at a sustainable level.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 15,000 customers through a network of 150 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the single largest networks of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements which are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as market demand, pricing, and risks associated with litigation and insurance coverage, and risks associated with operations outside of the U.S., changing economic conditions such as general economic slowdown and decreased consumer confidence, war, and other risk factors detailed under “Cautionary Statement” in Exhibit 99 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2002.

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C.H. Robinson Worldwide, Inc.

February 4, 2003

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2002	2001	2002	2001
Gross revenues and management fees	$839,477	$776,377	$3,294,473	$3,090,072

Gross profits:
Transportation:
Truck	$94,678	$84,309	$361,353	$347,991
Intermodal	6,141	4,472	21,111	16,119
Ocean	4,528	5,187	17,007	16,345
Air	839	706	3,068	2,699
Miscellaneous	2,319	1,984	8,772	7,286

Total transportation	108,505	96,658	411,311	390,440
Sourcing	10,089	10,002	46,536	45,154
Information services	6,933	5,408	25,931	20,978

Total gross profits	125,527	112,068	483,778	456,572

Operating costs and expenses:
Personnel expenses	59,919	55,964	236,673	224,997
Selling, general and administrative	26,201	22,531	90,525	97,301

Total operating costs and expenses	86,120	78,495	327,198	322,298

Income from operations	39,407	33,573	156,580	134,274

Investment and other income:
Interest income and other	397	237	1,740	4,198
NQDC investment gain/(loss)	77	109	(406)	(99)

Total investment and other income	474	346	1,334	4,099

Income before provision for income taxes	39,881	33,919	157,914	138,373
Provision for income taxes	15,555	13,331	61,589	54,381

Net income	$24,326	$20,588	$96,325	$83,992

Net income per share (basic)	$0.29	$0.24	$1.14	$1.00

Net income per share (diluted)	$0.28	$0.24	$1.12	$0.98

Weighted average shares outstanding (basic)	84,273	84,478	84,368	84,374

Weighted average shares outstanding (diluted)	85,569	85,767	85,757	85,774

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February 4, 2003

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$132,999	$115,741
Investments	45,227	—
Receivables	391,670	370,378
Other current assets	18,676	17,096

Total current assets	588,572	503,215

Net property and equipment	26,476	30,920
Intangible and other assets	162,103	149,355

	$777,151	$683,490

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$275,157	$267,708
Accrued compensation	39,533	32,098
Other accrued expenses	28,784	23,722

Total current liabilities	343,474	323,528

Long term liabilities:
Deferred tax liability	6,280	3,241
Nonqualified deferred compensation obligation	1,567	906

Total long term liabilities	7,847	4,147

Total liabilities	351,321	327,675

Total stockholders’ investment	425,830	355,815

	$777,151	$683,490

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February 4, 2003

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except operational data)

	Twelve months ended December 31,
	2002	2001
Operating activities:
Net income	$96,325	$83,992
Depreciation and amortization	14,029	19,136
Other non-cash expenses	8,979	20,135
Net changes in operating elements	(5,194)	(48,811)

Net cash provided by operating activities	114,139	74,452

Investing activities:
Net property additions	(7,325)	(12,101)
Cash paid for acquisition	(15,716)	—
Net purchases of investments	(45,209)	—
Other assets, net	(1,993)	(573)

Net cash used for investing activities	(70,243)	(12,674)

Financing activities:
Net repurchases of common stock	(5,512)	(8,505)
Cash dividends	(20,267)	(16,901)

Net cash used for financing activities	(25,779)	(25,406)
Effect of exchange rates on cash	(859)	(543)

Net increase in cash	17,258	35,829
Cash and cash equivalents, beginning of period	115,741	79,912

Cash and cash equivalents, end of period	$132,999	$115,741

	As of December 31,
Operational data:	2002	2001
Employees	3,814	3,727
Branches	150	139

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